EXHIBIT 23(b)2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


SunRiver Corporation:


     We consent to the inclusion in this registration statement on Form S-1 (File No. 33-80319) of our report, which includes explanatory paragraphs, dated December 20, 1995, on our audit of the Statement of Assets Sold and Statements of Revenue and Direct Operating Expenses of the Selected Text Terminal Products of the Video Business Segment of the Components and Peripherals Business Unit of Digital Equipment Corporation (the "Business"), appearing in SunRiver Corporation's amended Current Report on Form 8-K/A, dated October 23, 1995. The explanatory paragraphs state that the statements were prepared to present the assets sold by the Business to SunRiver Corporation and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. Also, expenses include only those costs directly attributable to the products sold. They do not contain any other costs which are not directly attributable to the products sold. As a result, the statements presented may not be indicative of the results of operations that would have been achieved had the Business operated as a nonaffiliated entity. We also consent to the reference to our firm under the heading "Experts" in the prospectus which is a part of this registration.



                                       COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
July 5, 1996